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                 January 23, 2023

       Maya Bar-On
       General Counsel
       Arbe Robotics Ltd.
       HaHashmonaim St. 107
       Tel Aviv-Yafo
       Israel

                                                        Re: Arbe Robotics Ltd.
                                                            Registration
Statement on Form F-3
                                                            Filed January 13,
2023
                                                            File No. 333-269235

       Dear Maya Bar-On:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Charli Gibbs-Tabler, Staff Attorney, at 202-551-6388 or Joshua Shainess,
       Legal Branch Chief, at 202-551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Asher S. Levitsky, P.C.